UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): September 15, 2016

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	1-5491 (Commission File Number)	98-1023315 (I.R.S. Employer Identification Number)

Rowan Companies plc 2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of Principal Executive Offices)		77056-6189 (Zip Code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD

On September 15, 2016, Rowan Companies plc (“Rowan”) issued a press release announcing that it had entered into an amendment of the Rowan Reliance drilling contract with Cobalt International Energy, L.P. The press release is attached as Exhibit 99.1 to this Form 8-K.

Item 8.01 Other Events.

On September 15, 2016, Rowan, through a wholly owned subsidiary, amended its contract with its customer, Cobalt International Energy, L.P. (“Cobalt”), for the drillship Rowan Reliance, which contract was scheduled to conclude on February 1, 2018.

The amendment provides that Rowan will receive cash payments totaling approximately $96 million, that the rig remains at its current day rate of approximately $582,000 and that the drilling contract may be terminated as early as March 31, 2017.  Rowan received a cash payment of $45 million on September 15, 2016, will receive an additional cash payment of approximately $31 million on October 3, 2016, and will receive the final cash payment of approximately $20 million on or before March 31, 2017. In addition, if Cobalt continues its operations with the Rowan Reliance after March 31, 2017, the day rate will be reduced to approximately $262,000 per day for the remaining operating days through February 1, 2018 (subject to further adjustment thereafter). Cobalt International Energy, Inc., the parent of Cobalt, also committed to use Rowan as its exclusive provider of comparable drilling services for a period of five years.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2016	Rowan Companies plc

	By:	/s/ Melanie M. Trent
Melanie M. Trent Executive Vice President, General Counsel, Chief Administrative Officer and Company Secretary

Index to Exhibits

Exhibit No.	Description

99.1	Press release